EXHIBIT 10.2

FINAL
EMPLOYMENT AGREEMENT

JACOB INBAR

This sets forth the Employment Agreement (“Agreement”), dated as of February 13, 2011 but to become effective as of the date of the Merger (as defined below) among AML Communications, Inc. (“Employer” or “AML”), a Delaware corporation, Anaren, Inc. (“Anaren”), a New York corporation, and Mr. Jacob Inbar (“Mr. Inbar” or “Employee”).
RECITALS
A. AML is based in Camarillo, California and is in the business of designing and manufacturing amplifiers and related products for the defense market (the “Business”).

B. Mr. Inbar is a co-founder of AML and currently serves as its President and Chief Executive Officer.

C. Project Orange Acquisition Corp. (“Orange”) is a wholly owned subsidiary of Anaren.

D. Anaren intends to have Orange merge into AML and to have AML be the surviving company (the “Merger”).

E. Anaren desires to retain Mr. Inbar in AML’s employment to continue to oversee and manage the Business.

TERMS

IN CONSIDERATION of the mutual covenants and representations contained herein, and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:

1.           Employment.

(a)           Term.  Employer shall employ Employee as AML’s General Manager for a period commencing on the effective date of the Merger between Orange and AML (“Effective Date”) and continuing until March 31, 2016 (“Period of Employment”), subject to earlier termination as provided for in paragraph 4 of this Agreement.  For avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, this Agreement shall only become effective and bind the parties upon the effective date of the Merger and thereafter.  In the event that the Merger Agreement shall have terminated without the Merger occurring, this Agreement shall automatically terminate without any further action on any party and shall be null and void.

(b)           Salary.  During the Period of Employment, except as provided below, Employer shall pay Employee a base salary at an annual rate of $250,000 (“Base Salary”).  Effective July 1, 2012, Employee’s Base Salary shall be increased to $265,000.  Employee’s Base Salary is payable in accordance with Employer’s regular payroll procedures. Employee’s performance and compensation will be reviewed on an annual basis generally after the close of Employer’s fiscal year, with the understanding that any potential upward adjustment will be at Employer’s discretion and in no case shall Employee’s Base Salary be less than $250,000 through June 30, 2012 or less than $265,000 through March 31, 2016.

(c)           Title.  Employee shall have the title of General Manager reporting directly to David Whitaker, General Manager, Space & Defense Group, or any other person designated by Anaren.

(d)           Incentive Bonuses.  Employee shall be eligible for annual incentive bonuses, beginning with Anaren’s fiscal year 2012.  Employee’s target bonus opportunity shall initially be set at 30% of his Base Salary in effect for the fiscal year and shall be based on achieving pre-established goals designed to enhance Employer’s financial performance.  Specific target goals are as follows:  (i) revenue; (ii) operating income; (iii) bookings and (iv) operating cash flow.  Attached at Appendix A are Employee’s goals (minimum and target) for fiscal year 2012 beginning July 1, 2011.  Each factor will be weighted separately with bonus compensation paid for each target achieved.  The annual incentive bonus, if earned, will be paid in August following the applicable fiscal year end unless otherwise paid earlier pursuant to this Agreement.  The Employee and Employer will mutually establish goals on an annual basis.  Effective fiscal year 2013, Employee’s incentive bonus opportunity shall be set at 35% of his Base Salary and then annually increased 5% each fiscal year thereafter during the Period of Employment.  Except as provided herein, the Employee shall not be eligible to participate in any other Employer sponsored bonus plan.

For the period from the Effective Date through June 30, 2011, Employee will be entitled to a one time lump sum payment, in lieu of any bonus, of $18,500, less lawful withholdings, for satisfactorily overseeing and managing various post-closing integration issues.  This payment will be made on or before August 1, 2011.

(e)           Restricted Stock Grant.  As a member of Employer’s senior management team, Employee will be eligible for annual Restricted Stock Grants pursuant to

Anaren’s 2004 Comprehensive Long Term Incentive Plan, as amended (“2004 Plan”) equal in value to 22% of his Base Salary for the respective year.  Restrictive Stock Grants will be made annually at the same time other Restricted Stock Grants are made by Anaren to its senior management team, provided Employee is employed with Employer on that date.  All Restricted Stock grants issued pursuant to this provision will be subject to the terms of the 2004 Plan, including, but not limited to, a thirty-six (36) month forfeiture provision.  Notwithstanding anything to the contrary, in the event Employee’s employment concludes on or after the expiration of the Period of Employment, Employee shall be entitled if the forfeiture period has not otherwise lapsed only to a pro rata portion of each unvested Restricted Stock Grant based on the number of months employed by Employer from the date of grant to the expiration of the Period of Employment date.  In the way of example, if Employee has been employed for 18 months of the 36 month forfeiture period at the end of his Period of Employment, he will receive 50% of the Restricted Shares granted.  If Employee remains employed by Employer on a full time basis (30 hours or more per week) after the Period of Employment as an at-will Employee, all previously issued restricted stock shall continue to vest in accordance with the terms of the 2004 Plan.

(f)           Retention Bonus.  As additional incentive to retain Mr. Inbar throughout the Period of Employment, and in consideration of Mr. Inbar’s agreement to serve as Employer’s General Manager on the terms and conditions set forth in this Agreement, Employer shall pay Mr. Inbar, a lump sum of $100,000, less lawful withholdings provided he remains employed throughout the Period of Employment.  Notwithstanding any other provision of his Agreement, Mr. Inbar’s eligibility for this retention bonus will not be forfeited if he is terminated prior to the end of the Period of Employment by the Employer without cause (as provided in paragraph (4)(a) below), or by Employee for Good Reason (as provided in paragraph (4)(f) below).  This retention bonus, if earned, will be paid within 30 days following the earlier of Mr. Inbar’s termination of employment under the circumstances described in the preceding sentence or March 31, 2016.

2.           Duties During The Period Of Employment.

(a)           Employee shall have full responsibility, subject to the reasonable direction of Mr. Whitaker, for the management of all aspects of the Business, and the discharge of such other duties and responsibilities to Employer as may from time to time be reasonably assigned to Employee.  Employee shall devote substantially his full working time and best efforts to the business and affairs of Employer, in accordance with his senior management position, except during any period of illness or incapacity.

3.           Fringe Benefits.

(a)           Benefit Plans. Employee shall be entitled to receive all benefits and privileges extended to other employees of the Employer, including, without limitation, the right to participate in the Employer’s or Anaren’s qualified deferred compensation plan (“401(k) Plan”), medical, dental, life and disability plans.  In addition, Employee shall be entitled to receive paid vacation in accordance with the Employer’s standard policy existing prior to April 1, 2011.

(b)           Additional Benefits. Employee shall be entitled to continued use of the automobile currently leased by Employer, and shall be entitled to the ancillary benefits (gas, insurance, maintenance, etc.) currently provided by the Employer for the duration of the current lease.  Upon the expiration of the current lease, this benefit shall no longer be provided to Employee, however, Employer shall pay all termination costs.

4.           Termination.  Subject to (a) through (f) below, this Agreement may be terminated at any time by the Employer or Employee prior to March 31, 2016 upon prior written notice to the other.  In the event of a termination of employment, the following shall apply:

(a)           Termination by the Employer Without Cause.  The Employer may terminate Employee’s employment without cause upon thirty (30) days prior written notice to Employee.  In the event of a termination without cause, Employee shall be entitled to receive his Base Salary to the date of termination of employment.  Employee shall be entitled to receive a pro rata portion of any earned incentive bonus provided in paragraph 1(d) (or if Employee is terminated prior to July 1, 2012, then the pro rata portion of the incentive bonus Employee earned during the Company’s fiscal year 2011, based on the number of days Employee has worked) (“Pro Rata Portion of the Incentive Bonus”) , which shall be paid at the time determined pursuant to paragraph 1(d).  In addition, provided Employee remains in compliance with the restrictive covenants set forth in paragraphs 6 and 7 of this Agreement, the Employer shall also continue to pay Employee his Base Salary and continue the fringe benefits provided in paragraph 3(a), above (except 401(k) participation), for the duration of the “Period of Employment”.  Payments of Base Salary shall be made in monthly installments beginning within 30 days following Employee’s termination of employment and ending on the expiration of the Period of Employment.

(b)           Termination by the Employer For Cause.  The Employer may terminate Employee’s employment with cause upon immediate written notice to Employee.  In the event of a termination with cause, Employee shall be entitled to receive his Base Salary to the date of termination of employment.  Employee shall not be entitled to receive any additional compensation or benefits unless as otherwise provided herein.  For this purpose, the Employer shall be deemed to have “Cause” following the occurrence of any of the following events:

(i)           Conviction by Employee of an act or omission which is determined by a court with jurisdiction over a matter to constitute a felony under any federal or state laws which act or omission (i) invokes moral turpitude or serious bodily harm to any person, or (ii) materially adversely affects the financial well-being or reputation of the Employer, or (iii) reflects adversely upon Employee’s fitness for continued service as General Manager of the Employer, which in any such case shall be determined by Anaren senior management in its reasonable discretion.

(ii)           Alcoholism or illegal drug use, if established by competent evidence including a written certification by at least two qualified physicians and upon not less than fifteen (15) days detailed written notice to the Employee.  The Employer shall have the right, but not the obligation, upon reasonable cause, to demand that Employee submit to a medical examination by a qualified independent physician selected by the Employer and reasonably acceptable to Employee to ascertain whether such condition exists.  The Employee is entitled to contest any such allegations in accordance with the procedures set forth in paragraph 9 below.

(iii)           A willful or grossly negligent breach of any of Employee’s fiduciary duties to the Employer, including without limitation the duty of loyalty, which materially adversely affects the financial well-being of the Employer or which otherwise reflects adversely upon Employee’s fitness for continued service as General Manager of the Employer, which in either case shall be determined by Anaren’s senior management in its reasonable discretion, provided Employer gives Employee at least fifteen (15) days written notice from his manager which describes the allegations in reasonable detail.  If the Employee contests the allegations, the matter will be resolved by arbitration as set forth in paragraph 9 below.  Notwithstanding the foregoing, no act or failure to act on the Employee’s part shall be deemed “willful” or “grossly negligent” unless done, or omitted to be done, by the Employee without reasonable belief that the action or omission was in the best interest of Employer.

(iv)           Willful or grossly negligent mismanagement by Employee , including, but not limited to a 25% decline in revenue or a 50% decline in EBITDA (determined in accordance with generally accepted accounting principles consistently applied) for any fiscal year compared with AML Communications fiscal year 2011 as the base year .  Notwithstanding the foregoing, no decline in revenue or EBITDA shall constitute mismanagement if a comparable decline in revenue or EBITDA has affected Anaren’s Space & Defense Group.  Notwithstanding the foregoing, no act or failure to act on the Employee’s part shall be deemed “willful” or “grossly negligent” unless done, or omitted to be done, by the Employee without reasonable belief that the action or omission was in the best interest of Employer, however, a determination of “mismanagement” due to Employee’s failure to sustain the revenue and profitability thresholds identified in this subparagraph (iv) shall not be subject to this qualification.  Notwithstanding anything to the contrary in this paragraph 4(b), if Employee is terminated solely due to this subparagraph (iv), Employer will pay Employee, in addition to any Base Salary earned but unpaid, up to two years of Base Salary, provided he continues to comply with the restrictive covenants set forth in paragraphs 6 and 7.  Payments of Base Salary shall be made in monthly installments beginning within 30 days following Employee’s termination of employment and ending on the earlier of the expiration of such two-year period or the expiration of the Period of Employment.  If the Employee contests Anaren’s determination, the matter will be resolved by arbitration as set forth in paragraph 9 and no termination will occur until the arbitrator has rendered his/her ruling.  Employee shall be placed on unpaid administrative leave pending the outcome of the arbitration, and the arbitrator may, if he or she finds in favor of the Employee, award back pay for the interim period.  It is expressly understood that in rendering his/her decision as to whether the Employee engaged in “willful” or “grossly negligent” mismanagement, the arbitrator shall take into consideration whether the revenue or profitability thresholds identified in this subparagraph (iv) were triggered due to Anaren’s directives that were implemented without concurrence from Employee or were the result of Employee’s mismanagement.  “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization of AML.

(v)           A willful or grossly negligent breach of a material term of this Agreement.  If the Employee contests Anaren’s determination, the matter will be resolved by arbitration as set forth in paragraph 9 and no termination will occur until the arbitrator has rendered his or her ruling.  Employee shall be placed on unpaid administrative leave pending the outcome of the arbitration, and the arbitrator may, if he or she finds in favor of the Employee, award back pay for the interim period.  Notwithstanding the foregoing, no act or failure to act on the Employee’s part shall be deemed “willful” or “grossly negligent” unless done, or omitted to be done, by the Employee  without reasonable belief that the action or omission was in the best interest of Employer.

(vi)           Notwithstanding any other term or provision of this  Agreement to the contrary, if Employee’s employment is terminated for “Cause”, Employee shall forfeit all rights to receive future payments and benefits otherwise provided pursuant to this

Agreement and additionally forfeits all unvested Restricted Stock previously granted to Employee.

(vii)           Any arbitration proceeding conducted pursuant to subparagraph (iv) or (v) shall be completed within sixty (60) days of filing, and if the proceeding is not completed within sixty (60) days, Employee will be placed on paid leave retroactive to the date of termination, provided the delay was not in any way caused by Employee.

(c)           Death.  In the event of a termination of Employee’s employment as a result of Employee’s death, Employee’s designated beneficiary (See Appendix B) shall be entitled to receive any earned but unpaid Base Salary through the date of Employee’s death.  Employee’s beneficiary shall likewise be entitled to receive a Pro Rata Portion of the Incentive Bonus (which shall be paid at the time determined pursuant to paragraph 1(d)).

(d)           Disability.  In the event of Employee’s long term disability, as determined in accordance with the Employer’s disability plan or policy the Employer shall have the right to terminate Employee’s employment with the Employer upon written notice after ninety (90) days from the onset of the stated disability date.  For the purpose of this Agreement, Employee’s inability to perform Employee’s regular duties by reason of physical or mental illness or injury for a period of twenty-six (26) successive weeks (“Disability Period”) shall constitute “Disability.”  In such event, during the Disability Period the Employee shall be entitled to receive his Base Salary in addition to any other benefits to which Employee may be entitled for the disability period on account of such disability, including, but not limited to, benefits provided under California’s Compensation Law.  Employee shall likewise be entitled to receive a Pro Rata Portion of the Incentive Bonus (which shall be paid at the time determined pursuant to paragraph 1(d)).  The Employee is entitled to contest any termination as a result of a disability as set forth in paragraph 9 and no termination will occur until the arbitrator has rendered his or her ruling.  If the Employer terminates the Employee because he is disabled, the restrictive covenant contained in paragraph 7 will not apply.

(e)           Voluntary Termination by Employee.  Employee may terminate Employee’s employment voluntarily upon sixty (60) days prior written notice to the Employer.  In the event of a voluntary termination by Employee, Employee shall be entitled to receive his Base Salary payable to the date of termination of employment.  Employee shall not be entitled to receive any additional compensation or benefits and will forfeit all unvested Restricted Stock previously granted to Employee.

(f)           Termination by Employee For Good Reason.  Employee may terminate Employee’s employment for Good Reason upon thirty (30) days prior written notice to the Employer.  Such a termination shall be treated as a termination by the Employer without cause, and Employee shall be entitled to be paid the amounts provided in paragraph 4(a), subject to the same terms and conditions as set forth in paragraph 4(a).  To the extent Employee receives a payment that is deemed an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G triggered by termination pursuant specifically to Section 4(f)(i) below, Employer will reimburse Employee to the extent Employee is required to pay excise tax (including taxes owed on the reimbursement itself) specifically attributable to the payment.  This remittance shall be made by the end of Employee’s taxable year in which Employee remits the excise taxes.

For purposes of this paragraph, Employee shall be deemed to have “Good Reason” if:  (i) the Employer or Anaren commits a breach of a material term of this Agreement, unless such breach was isolated, inadvertent, not committed in bad faith and was cured within fifteen (15) days of receipt of written notice from Employee to the Secretary of Anaren; (ii) the Employee’s duties change materially, or (iii) Employer relocates its current Camarillo facility beyond a thirty-five (35) mile radius of its current location.  Notwithstanding anything to the contrary, loss of duties as a result of Employer’s previous “public company” status will not constitute a “material change in duties” for purpose of this paragraph.  If the Employee terminates this Agreement pursuant to (i) of this paragraph, the provisions of paragraph 7 will not apply

5.           Withholding.  Employer shall deduct and withhold from compensation and benefits provided under this Agreement all legally required taxes and any benefit contributions required by law.

6.           Proprietary Information.  Employee acknowledges that the Employer and Anaren possesses and will continue to possess information that has commercial value and is treated by the Employer as confidential.  Such information may include information created, discovered or developed by Employee and Anaren during the period of or arising out of his employment by the Employer, whether before or after the date of this Agreement.  Such information may also include information belonging to Anaren, any of Anaren’s wholly owned subsidiaries, and/or Anaren’s clients, customers or suppliers.  All such information is hereinafter called “Proprietary Information,” which term includes, without limitation, discoveries, developments, designs, improvements, inventions, blueprints, processes, computer programs, know how, data, marketing and business plans and outlines, budgets, projections, financial statements, costs, fee schedules, client and supplier lists, client and prospective client databases, and access codes and similar security information and procedures; provided, however, that the term “Proprietary Information” shall not include any of the foregoing which is in the public domain other than as the result of a breach of Employee’s obligations under this Agreement or Employee’s negligence or willful misconduct.  Employee covenants and agrees that he will not, either during the term of his employment by the Employer or any time thereafter, directly or indirectly, use or disclose to any person, business, firm, or corporation any Proprietary Information of the Employer or of Anaren, other than in connection with the proper performance of his duties on behalf of the Employer, regardless of whether such use or disclosure is for his own benefit or to the detriment or probable detriment of the Employer or Anaren.

7.           Competition.  In consideration of the continued employment of Employee by the Employer, and the other terms and conditions of this Agreement, Employee agrees not to compete with the business of Employer, as provided below.  The parties agree and acknowledge that Employee, as a key member of the Employer’s senior management team and as Employer’s former President and Chief Executive Officer, has had access to certain Proprietary Information relating to the business of the Employer and has a special intimate knowledge of the affairs of customers of the Employer, including, without limitation, customer lists and other information relating to the identity of customers of the Employer, persons employed by such customers, and the future needs of such customers.  Employee acknowledges that such Proprietary Information and such knowledge comprise an important and valuable asset of the Employer and that any removal, disclosure or unauthorized use of such Proprietary Information or knowledge by Employee would do material irreparable damage to the Employer.  Employee agrees and acknowledges that it would be difficult to determine if Employee was utilizing such Proprietary Information and knowledge in a manner contrary to the provisions of this Agreement.  As a result of the foregoing, Employee agrees as follows:

(a)           Employee will not, during the term of his employment and for two (2) years after the termination of such employment (such period being hereinafter referred to as the “Period of the Covenant”),  regardless of the reason(s) for termination except as otherwise provided in this Agreement, directly or indirectly, (i) engage in any Competitive Business, as defined herein, or (ii) perform any service on behalf of a Competitive Business, or (iii) have any material interest, whether as proprietor, partner, joint venturer, member of a limited liability company, employee, stockholder, principal, agent, consultant, contractor, director, officer, or in any other capacity or manner whatsoever, in any enterprise that engages in a Competitive Business, anywhere throughout the world; provided, however, that Employee may have a passive ownership interest of not more than five percent of the outstanding capital stock of any publicly held corporation engaged in a Competitive Business so long as he is not otherwise engaged or interested in the corporation.

(b)           In furtherance of the foregoing and not in limitation thereof, during the Period of the Covenant, Employee shall not, directly or indirectly, (i) solicit or service or attempt to solicit or service in any way on behalf of any Competitive Business, any customer or prospective customer of the Employer, who was a customer at the date of termination of employment or who was a customer of or was provided a written quotation by the Employer within three (3) years prior thereto (which three (3) year period shall run from the last date an invoice for services rendered by the Employer was forwarded to any such customer, whether or not the Employer is performing services for such customer at the date of termination of employment), or (ii) employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of any Competitive Business, any person who is employed or engaged as an employee, consultant or contractor of the Employer or who has been employed or engaged as an employee, consultant or contractor of the Employer within one year prior to such employment or engagement, or (iii) induce or attempt to induce, whether or not on behalf of a Competitive Business, any person who is employed or engaged as an employee, consultant or contractor of the Employer to leave such employment or engagement.

(c)           For purposes of this paragraph 7, “Competitive Business” means (i) any business which manufactures low noise amplifiers, small signal amplifiers; integrated microwave assemblies, or power amplifiers, for military end uses and/or the commercial aviation market, (ii) any business which designs, develops or manufacturers control and data acquisition equipment for electric power grid applications and (iii) any business which otherwise competes with the business which Employer knew was conducted or proposed to be conducted by the Employer at the date of termination of employment or at any time within one year prior to such date.

(d)           The parties agree that any failure on the part of Employee to comply with the provisions of paragraph 6 or this paragraph 7 shall be deemed willful and may give rise to an action for damages, including, without limitation, punitive or otherwise, the cost of bringing such action, whether or not a court proceeding is instituted, and reasonable attorneys’ fees.  Due to the severe detriment that could be suffered by the Employer should Employee be in breach under any of the provisions of paragraph 6 or this paragraph 7, and due to the difficulty of measuring the damages, the parties also agree that the Employer shall be entitled to injunctive relief in the event of any such breach or threatened breach.

(e)           The covenants contained in paragraph 6 and this paragraph 7 shall be construed as independent of each other and shall survive the termination of employment of Employee in accordance with the terms of this Agreement and in the event any such provision shall be deemed invalid or unenforceable, such provision shall not invalidate or have any effect on any other provision of this paragraph.  If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this paragraph 7 is unenforceable, it is the intention of the parties that this paragraph 7 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this paragraph 7 in the jurisdiction of the court that has made the adjudication.

(f)           If there is a violation of this paragraph 7 and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the covenant set forth herein.  Accordingly, the covenant set forth in this paragraph 7 shall be deemed to have the duration specified in paragraph 7(a), computed from the date the relief is granted but reduced by the time between the period when the covenant began to run and the date of the first violation of such covenant by Employee.  In the event of any proceeding resulting from the alleged breach by Employee of any provision of paragraph 6 or this paragraph 7, the prevailing party shall be entitled to reimbursement of its costs of litigation, including reasonable attorneys’ fees.

(g)           Notwithstanding the forgoing or anything in this Agreement to the contrary, if Employee has continued to be employed by Employer through March 31, 2016 and Employee’s employment is thereafter terminated by Employer pursuant to its at- will employment policy, the restrictions set forth in paragraphs 7(a) and 7(b) shall not apply.

8.           Change of Control.  Subject to the terms, conditions and limitations of this Agreement, if Employee’s employment by Employer terminates within one year following a “Change of Control” of Anaren which occurs during the Period of Employment, and if such termination is due to Employee’s involuntary termination of employment for reasons other than “Cause,” then, in lieu of all other severance or severance-type payments or benefits described in this Agreement, Employer shall:

(a)           Pay to Employee an aggregate severance benefit equal to Employee’s Base Salary for the remaining Period of Employment, plus an amount equal to the incentive bonus earned by Employee for the year prior to the year during which the “Change of Control” occurs.

(i)           Treat as immediately vested all restricted Anaren stock issued to Employee.

(ii)           Provide Employee with continuation of life, disability and health insurance benefits, under the same terms and conditions that Employer provides such insurance to its active employees for the remaining Period of Employment.

(b)           The severance benefit described in paragraph 8(a) shall be paid in substantially equal monthly installments during the unexpired portion of the Period of Employment commencing within 30 days following Employee’s termination of employment.  If Employee dies prior to receiving all of the payments due pursuant to this paragraph then any unpaid amounts shall be paid to the beneficiary designated by Employee on the “Beneficiary Designation Form” attached to this Agreement as Appendix B.

(c)           Upon expiration of the period described in paragraph 8(a)(ii), Employee (and Employee’s qualified beneficiaries) shall be eligible to commence COBRA continuation benefits, in accordance with the COBRA provisions of Employer’s group health plan.

(d)           If any portion of the amounts paid to, or value received by Employee following a “change of control” (whether paid or received pursuant to this paragraph 8 or otherwise) constitutes an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, then the parties shall negotiate a restructuring of payment dates and/or methods to minimize or eliminate the application of Section 280G, but only if and to the extent such restructuring will not result in the premature recognition of income or the imposition of excise taxes or other penalties under Internal Revenue Code Section 409A.  If an agreement to restructure payments cannot be reached within sixty days of the date the first payment is due under this paragraph, then payment shall be made without restructuring.  In that case, Employee shall be responsible for all taxes and penalties payable by Employee as a result of Employee’s receipt of an “excess parachute payment.”  This subparagraph (d), if applicable, shall provide the basis for addressing any other post-termination payment provided for in this Agreement.

(e)          Payments made and benefits provided pursuant to this paragraph 8 shall be subject to withholding for income, employment and other similar taxes Employer may be required to withhold.

(f)           As a condition to Employer’s obligation to provide or continue the payments and benefits pursuant to this paragraph 8, Employee must first execute a General Releases that release and discharges Employer and Anaren from all claims of any type arising out of Employee’s employment or the termination of employment; provided that Employee shall only be obligated to execute such General Release if Employer and Anaren also execute a General Release releasing and discharging Employer from all claims of any type arising out of Employee’s employment or the termination of employment.

(g)           For purposes of this Agreement, a “Change of Control,” of Anaren shall be deemed to have occurred if:

(i)           any “person,” including a “group” as determined in accordance with the Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”), is or becomes the beneficial owner, directly or indirectly, of securities of Anaren representing 30% or more of the combined voting power of Anaren’s then outstanding securities;

(ii)           as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a “Transaction”), the persons who were directors of Anaren before the Transaction shall cease to constitute a majority of the Board of Directors of Anaren or any successor;

(iii)           Anaren is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Anaren;

(iv)           a tender offer or exchange offer is made and consummated for the ownership of securities of Anaren representing 30% or more of the combined voting power of Anaren’s then outstanding voting securities; or

(v)           Anaren transfers substantially all of its assets to another corporation which is not controlled by Anaren.

9.           Arbitration.  Any dispute, claim or controversy between the parties relating to or arising out of the interpretation or performance of this Agreement (other than claims arising under paragraphs 6 or 7) shall be settled by arbitration conducted by a single arbitrator appointed by the American Arbitration Association in accordance with AAA’s

Employment Arbitration Rules and Procedures.  The arbitration shall take place in the County of Los Angeles in the State of California.  The arbitrator shall decide the issues presented applying this Agreement and the laws of California, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than California.  The award of the arbitrator shall be in writing, shall be final and binding upon the parties and shall not be appealed from or contested in any court.  The arbitrator shall have the authority to award any remedy or relief that a court of the State of California could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process.  Employer shall bear any and all costs that are unique to the arbitral forum.  No party shall, in connection with any proceedings held pursuant to this paragraph, be required to furnish any bond, unless required by law.  Should either party fail to appear or be represented at the arbitration proceedings after due notice in accordance with the rules, then the arbitrator may nevertheless render a decision in the absence of said party and such decision shall have the same force and effect as if the absent party had been present, whether or not it shall be adverse to the interests of said party.  Any award rendered hereunder may be entered for enforcement, if necessary, in any court of competent jurisdiction.

10.           Notice.  All notices or other communications which are required to be given or may be given to the parties pursuant to the terms of this Agreement shall be sufficient in all respects if given in writing and delivered personally or by registered or certified mail, postage prepaid, addressed to the address of the party set forth on the signature page to this Agreement.  Notice shall be deemed given on the date of delivery in the case of personal delivery or on the date of delivery to or refusal by such party as specified on the return receipt in the case of registered or certified mail.  Either party may change its address for such communications by giving notice thereof to the other party in conformity with this paragraph.

11.           Benefits.  The rights and obligations hereunder shall not be transferable, except that the Employer will assign its rights and obligations under this Agreement to a successor to all or substantially all of the Employer’s business.  Subject to the preceding limitation, all rights and obligations hereunder shall inure to the benefit of, and be enforceable by or against the parties hereto, their successors and assigns.

12.           Applicable Law and Construction.  This Agreement shall be interpreted and construed according to the laws of the State of California, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of California.  The exclusive venue for any judicial or quasi-judicial action arising out of or related to this Agreement shall be brought in the County of Los Angeles in the State of California.  This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Internal Revenue Code Section 409A.  Accordingly, by way of example and not limitation, (a) distributions of benefits payable following Employee’s termination of employment shall commence as of the date required by this Agreement or, if later, the earliest date permitted by Internal Revenue Code Section 409A, (generally six months after termination, if Employee is a “specified employee” within the meaning of Internal Revenue Code Section 409A), and (b) the phrase “termination of employment” (and similar terms and phrases) shall be construed to mean “separation from service” within the meaning of Internal Revenue Code Section 409A.  However, Anaren and Employer make no representation that the terms of this Agreement or benefits provided pursuant to this Agreement will comply with Internal Revenue Code Section 409A and make no undertaking to prevent Internal Revenue Code Section 409A from applying to the benefits provided pursuant to this Agreement or to mitigate the effects of Internal Revenue Code Section 409A on any benefits provided pursuant to this Agreement.

13.           Rules, Regulations and Policies.  Employee shall abide by and comply with all of the material rules, regulations, and policies of Employer, which are not inconsistent with this Agreement, in addition to Anaren’s Code Ethics and Business Conduct policy.

14.           No Prior Restrictions.  Employee affirms and represents that Employee is under no obligation to any former employer or other third party which is in any way inconsistent with, or which imposes any restriction upon, the employment of Employee by Employer, or Employee’s undertakings under this Agreement.

15.           Return of Employer’s Property.  After Employee has received notice of termination or at the end of the term of this Agreement whichever first occurs, Employee shall immediately return to Employer all documents and other property in his possession belonging to Employer.

16.           Miscellaneous.

(a)           This Agreement constitutes the entire understanding and agreement between the parties with respect to Employee’s employment with Employer and shall supersede all prior understandings and agreements.

(b)           This Agreement cannot be amended, modified or supplemented in any respect, except by a subsequent written agreement entered into by the parties.

(c)           The services to be performed by Employee are special and unique; it is agreed that any breach of this Agreement by Employee shall entitle Employer (or any successor or permitted assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach.

(d)           The provisions of paragraphs 6 and 7, and any other provisions of this Agreement that by their terms survive the termination of this Agreement or Period of Employment, shall survive the termination of this Agreement.

17.           Counterparts.  This Agreement may be executed in counterparts, which together shall constitute one in the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

AML COMMUNICATIONS, INC.

By: /s/ Edwin McAvoy
Edwin McAvoy
Secretary

ANAREN, INC.

By: /s/ Lawrence A. Sala
Lawrence A. Sala
President and CEO

EMPLOYEE:

/s/ Jacob Inbar
Jacob Inbar

Attachment A

	Minimum	Target	% of Opportunity
Revenue	$16.2M	$18.9M	25%
Bookings	$16.5M	$19.2M	25%
Operating Income	12%	18%	25%
Operating Cash Flow	$2.5M	$3.4M	25%

•	The above goals assume FY11 year sales of $15.75M

•	The goals are for FY12 which is July 1, 2011 to June 30, 2012

•	The revenue minimum is set by multiplying the prior year sales by 1.03. The revenue target is set by multiplying the prior year sales by 1.20.

•	The bookings minimum is set by multiplying the revenue minimum by 1.015. The bookings target is set by multiplying the revenue target by 1.015.

•	Cash flow is determined by the following:

Operating income + depreciation + intangible amortization + stock based compensation + / - change in inventory + / - change in receivables.
Excluding any charges for non cash inventory step up.

Payouts for each measure will be based on where actual results fall relative to the stated Minimum and Target values.  This is determined by a normalized linear interpolation between the Minimum and Target values (a resulting value between 0 and 1), multiplied by the weight factor for that measure (in the above example 25%).  In the case where the actual achieved performance is greater than the Target value and the group has achieved at least the Minimum value in all of the other performance measures, then additional credit on that measure will be awarded.  This is determined by a linear extrapolation above the Target value (with the same slope as between the Min and Target) with a maximum normalized value of 1.5.  Thus, if the group exceeded shipments to the full extent, then the 1.5 would be multiplied by the weight factor to determine the payout for shipments – for the example above it would be 1.5 x 25% or 37.5% would be the payout or that measure (maximum payout).

Total Plan Payout percentage will be determined by adding the properly weighted payouts from each measure.  The Total Plan Payout will be capped at 100%, even if one or more of the individual goals are exceeded and produce a calculated result greater than 100%.

APPENDIX B

BENEFICIARY DESIGNATION FORM

Pursuant to the Employment Agreement among AML Communications, Inc., Anaren, Inc. and Mr. Jacob Inbar dated as of ___________ (“Agreement”), I, Jacob Inbar, hereby designate 100% to ___________, my spouse, as the beneficiary of amounts payable upon my death in accordance with paragraphs 4(c) and 8(b) of the Agreement.  My beneficiary’s current address is on file at the Employer’s location.

Dated:           ___________________                                             _______________________________
Jacob Inbar

__________________________
Witness